                                                                   EXHIBIT 23(E)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Storytown, U.S.A. Inc.
Fantasy Rides Corporation:

    We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks Inc. and Six Flags Entertainment Corporation of our report dated October 11, 1996, relating to the balance sheets of The Great Escape (as defined in note 1 to the financial statements) as of October 31, 1995 and 1994, and the related statements of operations, stockholder's equity, and cash flows for the years then ended, which report appears in the registration statement on Form S-2 (Registration No. 333-16573) of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
February 25, 1998